Exhibit 3.72

00149600453

FILED
In the Office of the
Secretary of State of Texas

FEB 19 1992 Corporation Section

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

UNIVERSAL ENSCO, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Universal Ensco, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on February 17, 1992:

A. The Articles of Incorporation shall be amended to include an Article Nine which shall read as follows:

“Article Nine

No preemptive rights to acquire additional unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares shall exist with regard to shares of stock of the corporation.”

B. The Articles of Incorporation shall be amended to provide an Article Ten which shall read as follows:

“Article Ten

1. Any action required by the General Corporation Act of the State of Texas to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

2. Every written consent shall bear the date of signature of each shareholder who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within 60 days after the date of the earliest dated consent delivered to the corporation in the manner required by this Article, a consent or consents signed by the holder or holders of shares having not less than the minimum number of votes that would be

MHA/02-92309/dmk

00149600454

necessary to take the action that is the subject of the consent are delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of shareholders are recorded. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the corporation’s principal place of business shall be addressed to the president or principal executive officer of the corporation.

3. A telegram, telex, cablegram, or similar transmission by a shareholder, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a shareholder, shall be regarded as signed by the shareholder for purposes of this Article.

4. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

5. If any action by shareholders is taken by written consent, any articles or documents filed with the Secretary of State as a result of the taking of the action shall state, in lieu of any statement required by the General Corporation Act of the State of Texas concerning any vote of shareholders, that written consent has been given in accordance with the provisions of Article 9.10 of the General Business Corporation Act of the State of Texas and this Article and that any written notice required by this Article has been given.”

ARTICLE THREE

The total number of shares of the corporation outstanding at the time of the adoption of the Amendment was 486,787; and the number of shares entitled to vote on the adoption of the Amendment was 486,487.

ARTICLE FOUR

The holders of all shares outstanding and entitled to vote have signed a consent in writing adopting these Articles of Amendment.

Dated this 17th day of February, 1992.

UNIVERSAL ENSCO, INC.

By:	/s/ Wiley Hatcher
Wiley Hatcher, President

00149600455

STATE OF TEXAS	)
) ss.
COUNTY OF HARRIS	)

BEFORE ME, a Notary Public, on this day personally appeared Wiley Hatcher, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 17th day of February, 1992.

My Commission Expires	/s/ Linda Carter
4-23-95	Notary Public